EXHIBIT 8

                       ADMINISTRATIVE SERVICES AGREEMENT

1.(f) REGISTERED PRODUCT SERVICES. As requested by AGNY, AGL shall provide all accounting, computer support, and transfer agent services related to (i) the sale and servicing of products of AGNY that are registered with the Securities and Exchange Commission ("SEC") and (ii) the administration of SEC-registered separate accounts of AGNY.